                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[x]     Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                    meVC Draper Fisher Jurvetson Fund I, Inc.
                (Name of Registrant as Specified In Its Charter)

                                 Millenco, L.P.
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
        Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
             1)  Title of each class of securities to which transaction applies:
             ...................................................................
             2)  Aggregate number of securities to which transaction applies:
             ...................................................................
             3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
             ...................................................................
             4)  Proposed maximum aggregate value of transaction:
             ...................................................................
             5)  Total fee paid:
             ...................................................................

[ ]     Fee paid previously with preliminary materials.

[ ]     Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

             1)    Amount Previously Paid:  ....................................
             2)    Form, Schedule or Registration Statement No.:  ..............
             3)    Filing Party:  ..............................................
             4)    Date Filed:  ................................................

The material in this filing represents the documents that are contained on the website www.mevcshareholders.com as of February 3, 2003, other than documents that are otherwise filed with the SEC on EDGAR. All additional material which is placed on the website subsequent to February 3, 2003, that constitutes proxy solicitation material will be separately filed with the SEC.

                                IMPORTANT NOTICE

After reviewing the following notice, click below to close this window

The following disclosures are made pursuant to Rule 14a-12 of the Securities and Exchange Commission (the "SEC"), promulgated under the Securities Exchange Act of 1934:

o To the extent the material on this website may be considered a "solicitation," as defined by SEC regulations, such solicitation is being made by Millenco, L.P., a Delaware limited partnership, which is a broker-dealer and member of the American Stock Exchange. The general partner of Millenco is Millennium Management, LLC, a Delaware limited liability company. The sole manager of Millennium Management, LLC is Israel A. Englander. The principal office of Millenco, Millennium and Mr. Englander is 666 Fifth Avenue, New York, New York 10103.

o Millenco is the owner of 1,099,500 shares of common stock of MVC Draper Fisher Jurvetson I, Inc. (d/b/a MVC Capital) (the "Fund"), representing 6.7% of the Fund's outstanding common stock. For further information concerning Millenco's interest in the Fund, we refer you to the Amendment No. 2 to
    Schedule 13D, filed by Millenco, L.P., on or about January 16, 2003 with the Securities and Exchange Commission. That Schedule may be found at: www.sec.gov/Archives/edgar/data/1132413/000089109203000049/e14150sc13da.txt.

o Millenco has filed its definitive proxy statement with the Securities and Exchange Commission, and it will file additional solicitation material with the SEC in the future. SHAREHOLDERS SHOULD READ SUCH PROXY STATEMENT AND OTHER SOLICITATION MATERIAL CAREFULLY BECAUSE IT CONTAINS AND WILL CONTAIN IMPORTANT INFORMATION. MILLENNIUM'S DEFINITIVE PROXY STATEMENT IS AVAILABLE THE AT SEC'S WEBSITE AT www.sec.gov/Archives/edgar/data/1099941/ 000095013603000187/0000950136-03-000187.txt AND IS AVAILABLE ON THIS
    WEBSITE, WHICH IS WWW.MEVCSHAREHOLDERS.COM. ANY AND ALL PROXY STATEMENTS AND OTHER MATERIAL FILED IN CONNECTION WITH THE SHAREHOLDERS MEETING WILL BE AVAILABLE, FOR FREE, AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE WWW.SEC.GOV AND AT THIS WEBSITE. IN ADDITION, MILLENCO WILL MAKE AVAILABLE WITHOUT CHARGE, VIA E-MAIL, ANY PROXY STATEMENT OR OTHER SOLICITATION MATERIAL IT MIGHT ISSUE, TO SHAREHOLDERS WHO REQUEST IT BY CONTACTING US AT:
    MEVCSHAREHOLDERS@YAHOO.COM.

o The statements on this website may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. In particular, statements on this website that state the intentions, beliefs, expectations, strategies, predictions of Millennium or its nominees for directors with respect to the Fund and its operations, or any other statements relating to the Fund's future activities or other future events or conditions are "forward-looking statements." Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors, as well as general economic conditions, which are difficult to predict and any one or more of which could cause actual results to differ materially from those stated in such statements. Any forward-looking statements speak only as of the date on which the material is posted to this website, and Millennium does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of such information is posted on this website. Information on any website other than this website does not constitute material posted by Millennium on this website. Articles on this website that appear in newspapers and other printed or on-line publications represent the views of the authors of the articles, and Millennium does not take any responsibility for any statements contained in those articles.

       After reviewing the above information, click here to view information on this website.

                              MEVCSHAREHOLDERS.COM
              A WEBSITE FOR SHAREHOLDERS OF MVC CAPITAL (NYSE:MVC)
                        SPONSORED BY MILLENNIUM PARTNERS

ABOUT THIS SITE

Since MVC Capital's inception in early 2000, the Fund's Board has delivered sub-par performance and continuously demonstrated contempt for shareholders. Millennium Partners, the largest stockholder of MVC, has been fighting to help shareholders take back control -- and maximize the value -- of the long mismanaged and under-performing Fund. Please visit these pages often to learn more about the latest news and what you can do as a shareholder to protect your investment and enact change at MVC.

LATEST NEWS

On January 15th, Millennium Partners issued a letter to shareholders praising the Delaware Chancery Court's decision to overturn MVC's 2001 and 2002 Director elections and highlighting the numerous ways in which MVC's board and management have run roughshod over the interests of shareholders.

ABOUT MILLENNIUM PARTNERS

Millennium Partners, L.P. is a $3 billion multi-strategy private investment fund managed out of New York City. Millennium has been a significant owner in MVC Capital since 2000, with over one million shares, and has spent the past two years committed to effecting change at MVC and returning value to the Fund's shareholders.





   home | press releases | shareholder letters | media coverage | sec filings
                           | court order | contact us


         This site is managed and maintained by Citigate Sard Verbinnen on behalf of Millennium Partners, L.P.

                              MEVCSHAREHOLDERS.COM
              A WEBSITE FOR SHAREHOLDERS OF MVC CAPITAL (NYSE:MVC)
                        SPONSORED BY MILLENNIUM PARTNERS


Press Releases

Millennium Partners Proposes New Board of Directors for MVC Shareholder Meeting on February 28
January 31, 2003

Millennium Comments of Court Order for MVC to Hold New Director Elections December 20, 2002

Millennium Comments on MVC Plans for Fund
October 1, 2002

Millennium Comments on Status of MEVC Litigation
August 22, 2002

Millennium Files Lawsuit Against MEVC and its Board Contesting Validity of Director Elections
August 1, 2002

Millennium Comments of meVC Decision to Internalize Management and Administrative Funtions
June 21, 2002

Millennium Comments of Resignation of meVC Advisers
June 18, 2002

Millennium Comments on MVC Shareholder Vote Against Advisor Agreements April 8, 2002

Millennium Comments on Adjournment of MVC Shareholder Meeting
March 27, 2002

Millennium Applauds new ISS Recommendation on MVC Proxy
March 22, 2002

Millennium Will Vote Against MVC's Recommendation
March 18, 2002



   home | press releases | shareholder letters | media coverage | sec filings
                           | court order | contact us


         This site is managed and maintained by Citigate Sard Verbinnen on behalf of Millennium Partners, L.P.

                            MILLENNIUM PARTNERS, L.P.


    666 FIFTH AVENUE                                      TELEPHONE 212.841.4100
NEW YORK, NY  10103-0899                                   TELEFAX 212.841.4141


  CONTACT
  Media                                                   Investors
  -----                                                   ---------
  Paul Caminiti/Kim Levy/Keil Decker                      Robert Knapp
  Citigate Sard Verbinnen                                 Millennium Partners
  (212) 687-8080                                          (212) 841-4100


                       MILLENNIUM COMMENTS ON COURT ORDER
                     FOR MVC TO HOLD NEW DIRECTOR ELECTIONS

       COURT DECISION REPRESENTS TREMENDOUS VICTORY FOR MVC SHAREHOLDERS;
           ELECTIONS PROVIDE REFERENDUM FOR SHAREHOLDERS TO DETERMINE
                            FUTURE DIRECTION OF FUND

            ---------------------------------------------------------

       NEW YORK, NY - DECEMBER 20, 2002 - Millennium Partners, LP today issued the following statement from Managing Director Robert Knapp regarding the Court of Chancery of the State of Delaware's recent decision ordering MVC Capital (NYSE: MVC, "the Fund") to hold new elections for three director seats based on inadequate past disclosure. The three director seats up for new election on February 15th are presently held by MVC's Chairman and Chief Executive Officer John Grillos, Larry Gerhard, and a vacant seat previously held by an employee of the Fund's former advisor.

       Mr. Knapp said, "The Court's decision to order MVC to hold new shareholder elections for three of the Fund's directors is extremely significant, and represents a tremendous victory for all MVC shareholders. The upcoming director elections, to be held by February 15th, finally provide a referendum for MVC shareholders to determine the future direction of the Fund, which continues to trade at a discount to cash. We look forward to proposing three new Board candidates and further outlining our program for maximizing the Fund's returns to shareholders, and will be filing preliminary proxy materials shortly. Given the Court's ruling, we would seriously question the appropriateness of either John Grillos or Larry Gerhard running again for their vacated seats on the MVC Board."

       Millennium welcomes comments and suggestions from meVC shareholders at mevcshareholders@yahoo.com.

       Millennium Partners, LP is a $3 billion multi-strategy private investment fund managed out of New York City.

                            MILLENNIUM PARTNERS, L.P.


    666 FIFTH AVENUE                                      TELEPHONE 212.841.4100
NEW YORK, NY  10103-0899                                   TELEFAX 212.841.4141


  CONTACT
  Media                                                   Investors
  -----                                                   ---------
  Paul Caminiti/Kim Levy                                  Robert Knapp
  Citigate Sard Verbinnen                                 Millennium Partners
  (212) 687-8080                                          (212) 841-4100


                    MILLENNIUM COMMENTS ON MVC PLANS FOR FUND

       DISAPPOINTED BY BOARD'S CONTINUED EFFORTS TO CIRCUMVENT SHAREHOLDER
                                APPROVAL PROCESS

            ---------------------------------------------------------

       NEW YORK, NY - OCTOBER 1, 2002 - Millennium Partners, LP today issued the following statement from Managing Director Robert Knapp regarding the meVC Draper Fisher Jurvetson Fund I (NYSE: MVC, "the Fund") announcement of its Board's plans to appoint John Grillos as internal adviser and undertake various other initiatives to restructure the Fund:

       "We are disappointed, but not surprised, by MVC's continued efforts to circumvent shareholder approval by appointing key members of Draper Advisers -- whom investors already overwhelmingly voted to terminate as investment adviser -- as internal manager of the Fund. We are skeptical of the Board's plan to invest in venture capital debt financing, an asset class with all of the downside of equity venture capital investments, but only a fraction of the upside. Moreover, we have reservations about their choice to partner with a team whose performance track record is mediocre at best. The Board's announcement of a $20 million share buyback, assuming it is actually implemented, is both inadequate and far more problematic than simply returning a portion of the nearly $150 million in cash held by the Fund via a significant dividend."

       "We presented a more practical approach to enhancing shareholder value to the Board in June 2002 and plan to pursue this proposal at the next annual meeting. We will continue our current litigation, challenging the elections of John Grillos, Larry Gerhard, and one former member of the Board. The Delaware Chancery court has set a December 12, 2002, trial date."

       Millennium welcomes comments and suggestions from meVC shareholders at mevcshareholders@yahoo.com.

       Millennium Partners, LP is a $3 billion multi-strategy private investment fund managed out of New York City.

                            MILLENNIUM PARTNERS, L.P.


    666 FIFTH AVENUE                                      TELEPHONE 212.841.4100
NEW YORK, NY  10103-0899                                   TELEFAX 212.841.4141


  CONTACT
  Media                                                   Investors
  -----                                                   ---------
  Paul Caminiti/Kim Levy                                  Robert Knapp
  Citigate Sard Verbinnen                                 Millennium Partners
  (212) 687-8080                                          (212) 841-4100

                        MILLENNIUM COMMENTS ON STATUS OF
                                 MEVC LITIGATION

            ---------------------------------------------------------

       NEW YORK, NY - AUGUST 22, 2002 - Millennium Partners, LP today issued the following statement regarding the status of its pending litigation against MeVC Advisors and the Board of Directors of the meVC Draper Fisher Jurvetson Fund I (NYSE: MVC, "the Fund") from Millennium Partners Managing Director Robert Knapp:

       "In order to clarify a number of misleading statements made by the Fund, Millennium confirms that it has not `abandoned' either of its two ongoing legal actions regarding the Fund's stewardship. In one action, pending before the U.S. District Court for the District of Delaware, Millennium has sued on behalf of the Fund to recover excessive fees paid to meVC Advisors. Millennium never made any claim against the Fund in this case, and the Fund's claim that Millennium abandoned the suit misconstrues a minor technicality. Yesterday, the Court sustained all of Millennium's claims in the case, and Millennium will proceed to prosecute the case on behalf of the Fund. In the second action, pending before Delaware Chancery Court, Millennium has sued the Fund and the Fund's board to overturn the Fund's two most recent Director elections on the grounds of proxy deception. Despite the Fund's misleading rhetoric, Millennium will continue to prosecute both legal cases in the interest of the Fund's shareholders."

       Millennium welcomes comments and suggestions from meVC shareholders at mevcshareholders@yahoo.com.

       Millennium Partners, LP is a $3 billion multi-strategy private investment fund managed out of New York City.

                            MILLENNIUM PARTNERS, L.P.


    666 FIFTH AVENUE                                      TELEPHONE 212.841.4100
NEW YORK, NY  10103-0899                                   TELEFAX 212.841.4141


  CONTACT
  Media                                                   Investors
  -----                                                   ---------
  Paul Caminiti/Kim Levy/Keil Decker                      Robert Knapp
  Citigate Sard Verbinnen                                 Millennium Partners
  (212) 687-8080                                          (212) 841-4100


               MILLENNIUM FILES LAWSUIT AGAINST MEVC AND ITS BOARD
                    CONTESTING VALIDITY OF DIRECTOR ELECTIONS

                            ALLEGES PROXY DECEPTION;
                    SEEKS NEW ELECTION FOR 3 OF 5 BOARD SEATS

                     ---------------------------------------

       NEW YORK, NY - AUGUST 1, 2002 - Millennium Partners, LP announced that it has filed a lawsuit in Delaware Chancery Court against the meVC Draper Fisher Jurvetson Fund I

(NYSE: MVC, "the Fund") and the Fund's board, including directors Larry Gerhard, Harold Hughes, Jr., Chauncey Lufkin and John Grillos, alleging proxy deception and contesting the validity of the Fund's director elections.

       The suit seeks to invalidate the election of directors John Grillos and Larry Gerhard at the 2001 and 2002 Annual Meetings, respectively, because the elections were procured by proxy statements that were materially false and misleading. The complaint alleges that: (1) Larry Gerhard was not an "independent" director, as identified in the proxy materials; and, (2) the Company did not disclose that John Grillos was affiliated with a venture capital fund that co-invested with MVC. The complaint specifically alleges that:

     o The proxy statements distributed in conjunction with these meetings failed to disclose material information that compromised the independence of two of the Fund's three supposedly "independent" directors. Specifically, the proxies did not disclose that John Grillos was Chairman of the Board of eVineyard, a company where meVC director Larry Gerhard served as President and Chief Executive Officer and Harold Hughes served as a Chief Operating Officer and a director. Therefore, Gerhard's and Hughes' status as independent directors was compromised.

     o The 2001 and 2002 proxy statements also failed to disclose that, through his affiliation with venture capital fund Osprey Ventures LP, John Grillos made outside co-investments in at least two of meVC's portfolio companies, ShopEaze Systems and BlueStar Solutions.

       The suit seeks equitable relief in the form of a Special Meeting of Stockholders at which new elections would be held for the two board seats currently held by Mr. Grillos and Mr. Gerhard, as well as for a fifth board seat, which is vacant due to the resignation of Peter Freudenthal in June 2002.

       "The conduct of the meVC board displays an irresponsible disregard for the rules of disclosure for a public company and the rights of shareholders," said Millennium Partners Managing Director Robert Knapp. "We are particularly disturbed by the board's decision to selectively disclose Mr. Gerhard's and Mr. Hughes' relationships to eVineyard while omitting that they answered to Mr. Grillos, who served as Chairman of eVineyard's board. The non-disclosure of Mr. Grillos' investments in meVC portfolio companies through his affiliation with Osprey Ventures raises additional cause for concern about self-dealing and conflicts of interest. Given these facts, we felt compelled to take legal action to call for new director elections for the benefit of all Fund shareholders."

       Millennium welcomes comments and suggestions from meVC shareholders at mevcshareholders@yahoo.com.

       Millennium Partners, LP is a $3 billion multi-strategy private investment fund managed out of New York City.


                                      # # #

                            MILLENNIUM PARTNERS, L.P.


    666 FIFTH AVENUE                                      TELEPHONE 212.841.4100
NEW YORK, NY  10103-0899                                   TELEFAX 212.841.4141


  CONTACT

  Media                                                   Investors
  -----                                                   ---------
  Paul Caminiti/Kim Levy                                  Robert Knapp
  Citigate Sard Verbinnen                                 Millennium Partners
  (212) 687-8080                                          (212) 841-4100
  Klevy@sardverb.com                                      Rknapp@mlp.com
  ------------------                                      --------------


               MILLENNIUM COMMENTS ON MEVC DECISION TO INTERNALIZE

                     MANAGEMENT AND ADMINISTRATIVE FUNCTIONS

         CONDEMNS BOARD'S ATTEMPT TO FURTHER DISENFRANCHISE SHAREHOLDERS

                  AND INSUFFICIENT COMMUNICATIONS TO INVESTORS

              ----------------------------------------------------

         NEW YORK, NY - JUNE 21, 2002 - Millennium Partners issued the following statement from Managing Director Robert Knapp regarding yesterday's announcement that meVC Draper Fisher Jurvetson Fund I (NYSE: MVC, "the Fund") has decided to internalize all management and administrative functions of the Fund, following the resignation of meVC Advisers:

         "We are concerned that the Board's announcements fail to represent material progress in remedying the Fund's ills and create an entirely new set of unanswered questions. It appears the Fund has hired key individuals from Draper Advisers, the firm that shareholders resoundingly rejected by a vote of 5,026,165 to 2,634,963 at the Annual Meeting. It also appears that the Board has no plans to seek shareholder approval for this significant change, which would represent a blatant attempt to circumvent the results of the vote.

         "We are also astounded that, as a publicly traded company under significant criticism from investors, the Fund has not contacted Millennium to discuss these recent events and continues to trickle out its strategy - or lack thereof - in a series of one- and two-line press releases."

Millennium Partners, LP is a $3 billion multi-strategy private investment fund managed out of New York City.

                            MILLENNIUM PARTNERS, L.P.


    666 FIFTH AVENUE                                      TELEPHONE 212.841.4100
NEW YORK, NY  10103-0899                                   TELEFAX 212.841.4141


  CONTACT
  Media                                                   Investors
  -----                                                   ---------
  Paul Caminiti/Kim Levy                                  Robert Knapp
  Citigate Sard Verbinnen                                 Millennium Partners
  (212) 687-8080                                          (212) 841-4100
  Klevy@sardverb.com                                      Rknapp@mlp.com
  ------------------                                      --------------

               MILLENNIUM COMMENTS ON RESIGNATION OF MEVC ADVISERS

                   APPLAUDS FIRST STEP TO REMEDY FUND'S ILLS,

               BUT CAUTIONS THAT ADDITIONAL CHANGES ARE NECESSARY

              -----------------------------------------------------

       NEW YORK, NY - JUNE 18, 2002 - Millennium Partners issued the following statement from Managing Director Robert Knapp regarding the resignation of Peter
S. Freudenthal and Paul D. Wozniak from the meVC Draper Fisher Jurvetson Fund I (NYSE: MVC, "the Fund") and from meVC Advisers, Inc.

       "We are pleased to see the meVC Draper Fisher Jurvetson Fund I is taking steps to restructure this under performing asset. However, this should be just the first of many actions to remedy the Fund's ills. When we first began our campaign in March, our goal was to replace both meVC Advisers and Draper Advisers -- each of which have been responsible for taking excessive investment advisory fees, the Fund's abysmal performance and failing to achieve the Fund's stated investment objective. And the shareholder vote on April 7 clearly and resoundingly defeated the investment agreements proposing a continuing role by either meVC Advisers or Draper Advisers. Given shareholder sentiment, we will continue to campaign for a comprehensive restructuring of the Fund in order to deliver real value to shareholders - and none of the options should provide for an ongoing role for John Grillos or Draper Advisers. We strongly urge John Grillos to take the lead from Freudenthal and Wozniak and tender his resignation."

       Millennium Partners, LP is a $3 billion multi-strategy private investment fund managed out of New York City.

                            MILLENNIUM PARTNERS, L.P.


    666 FIFTH AVENUE                                      TELEPHONE 212.841.4100
NEW YORK, NY  10103-0899                                   TELEFAX 212.841.4141


  CONTACT
  Media                                                   Investors
  -----                                                   ---------
  Paul Caminiti/Kim Levy                                  Robert Knapp
  Citigate Sard Verbinnen                                 Millennium Partners
  (212) 687-8080                                          (212) 841-4100

                   MILLENNIUM COMMENTS ON MVC SHAREHOLDER VOTE

                           AGAINST ADVISOR AGREEMENTS

        LOOKS FORWARD TO BEGINNING A MEANINGFUL DIALOGUE WITH MANAGEMENT

              -----------------------------------------------------

       NEW YORK, NY - APRIL 8, 2002 -- Millennium Partners issued the following statement from Managing Director Robert Knapp regarding the announcement from the meVC Draper Fisher Jurvetson Fund I (NYSE: MVC, "the Fund") that the proposed new investment advisory agreements failed to receive the necessary votes for approval and the Board decided against reconvening the shareholder meeting at a later date.

       "We are pleased with meVC's decision not to reschedule the shareholder meeting and, as the Fund's largest shareholder, look forward to sitting down with the Board in a timely manner to begin a meaningful dialogue. We intend to propose a variety of potential remedies for the Fund's current ills, including a return of the Fund's uninvested cash to shareholders, at least in part; having meVC Advisers and Draper Advisers step down and be replaced by a new advisor; and a restructuring of the advisor fees."

       Millennium welcomes comments and suggestions from meVC shareholders at mevcshareholders@yahoo.

       Millennium Partners, LP is a $3 billion multi-strategy private investment fund managed out of New York City.


                                      # # #

                            MILLENNIUM PARTNERS, L.P.


    666 FIFTH AVENUE                                      TELEPHONE 212.841.4100
NEW YORK, NY  10103-0899                                   TELEFAX 212.841.4141


  CONTACT
  Media                                                   Investors
  -----                                                   ---------
  Paul Caminiti/Kim Levy                                  Robert Knapp
  Citigate Sard Verbinnen                                 Millennium Partners
  (212) 687-8080                                          (212) 841-4100


          MILLENNIUM COMMENTS ON ADJOURNMENT OF MVC SHAREHOLDER MEETING

                 GRATIFIED BY OVERWHELMING INVESTOR SUPPORT AND

              SUCCESS IN FORCING MEVC TO POSTPONE SHAREHOLDER VOTE

              -----------------------------------------------------

         NEW YORK, NY -- MARCH 27, 2002 -- Millennium Partners issued the following statement from Managing Director Robert Knapp regarding the adjournment of the meVC Draper Fisher Jurvetson Fund I (NYSE: MVC, "the Fund") annual meeting.

         "Today is a great success for us, as we succeeded in forcing meVC to adjourn the shareholder meeting because they did not have adequate votes to ratify their self-serving investment advisor agreement. We are extremely gratified by the overwhelming investor support we have received in our efforts to prevent the board from disenfranchising meVC shareholders."

         "We now hope that the board will be willing to sit down with shareholders to determine a reasonable solution that refocuses their efforts on delivering real value to shareholders, both in the form of absolute returns and reasonable fees and expenses. We intend to propose a variety of potential remedies for the Fund's current ills, including a restructuring of the advisor fees, replacement of the advisor, and return of the Fund's uninvested cash to shareholders."

         Millennium welcomes comments and suggestions from meVC shareholders at mevcshareholders@yahoo.com.

Millennium Partners, L.P. is a $3 billion multi-strategy private investment fund managed out of New York City.

                            MILLENNIUM PARTNERS, L.P.

    666 FIFTH AVENUE                                      TELEPHONE 212.841.4100
NEW YORK, NY  10103-0899                                   TELEFAX 212.841.4141


  CONTACT
  Media                                                   Investors
  -----                                                   ---------
  Paul Caminiti/Kim Levy                                  Robert Knapp
  Citigate Sard Verbinnen                                 Millennium Partners
  (212) 687-8080                                          (212) 841-4100
  Klevy@sardverb.com                                      Rknapp@mlp.com
  ------------------                                      --------------

             MILLENNIUM APPLAUDS NEW ISS RECOMMENDATION ON MVC PROXY

ISS ADVISES SHAREHOLDERS TO VOTE AGAINST PROPOSED INVESTMENT ADVISORY AGREEMENTS

REPORT CITES EXCESSIVE INVESTMENT ADVISORY FEES, POOR DISCLOSURE OF FUND ASSETS,

           AND FAILURE OF FUND TO ACHIEVE STATED INVESTMENT OBJECTIVE

              -----------------------------------------------------

       NEW YORK, NY -- MARCH 22, 2002 -- Millennium Partners announced today that Institutional Shareholder Services ("ISS"), the nation's leading proxy voting advisory firm and provider of corporate governance services, has issued a new report recommending that shareholders of meVC Draper Fisher Jurvetson Fund I (NYSE: MVC, "the Fund") vote against the two new proposed investment advisory agreements at the Fund's annual meeting on March 27, 2002.

       In its report, issued March 21, 2002, ISS wrote, "...ISS recommends shareholders vote against both proposed advisory agreements with meVC Advisers and Draper Advisers for excessive investment advisory fees, poor disclosure of fund assets, and failure to achieve its stated investment objective. A vote against will require the board to consider shareholder concerns and the future direction of the fund."

       Robert Knapp, Managing Director of Millennium Partners said, "We are very pleased that ISS, a highly respected independent advisor, supports our recommendation that meVC shareholders vote against the two new proposed investment advisory agreements. ISS has confirmed all of the concerns Millennium has raised with regard to both the agreements and the ongoing mismanagement of the Fund."

       Knapp continued, "If shareholders do not approve the proposed investment advisory agreements, the existing agreement will automatically extend for up to 150 days and we as shareholders will be able to negotiate on a level playing field with the board of directors in order to determine the Fund's future course. At that point, we can seek a restructuring of the advisory fees; replacement of the advisor; and/or the return of the Fund's uninvested cash to shareholders."

       Although Millennium is urging all meVC shareholders to vote against the proposed advisory agreements, Millennium will not seek, directly or indirectly, to act as proxy for any meVC shareholder, nor will they furnish forms to other shareholders or request forms from shareholders in connection with exercise of their voting rights.

       Millennium Partners, LP is a $3 billion multi-strategy private investment fund managed out of New York City.

                            MILLENNIUM PARTNERS, L.P.

    666 FIFTH AVENUE                                      TELEPHONE 212.841.4100
NEW YORK, NY  10103-0899                                   TELEFAX 212.841.4141


  CONTACT
  Media                                                   Investors
  -----                                                   ---------
  Paul Caminiti/Kim Levy                                  Robert Knapp
  Citigate Sard Verbinnen                                 Millennium Partners
  (212) 687-8080                                          (212) 841-4100
  Klevy@sardverb.com                                      Rknapp@mlp.com
  ------------------                                      --------------

             MILLENNIUM WILL VOTE AGAINST MVC'S BOARD RECOMMENDATION

  SAYS PROPOSED INVESTMENT ADVISOR AGREEMENTS WOULD DISENFRANCHISE SHAREHOLDERS

                 HAS FILED FEDERAL LAWSUIT AGAINST MEVC ADVISERS
         CHARGING BREACH OF FIDUCIARY DUTY FOR RECEIPT OF EXCESSIVE FEES

              -----------------------------------------------------

       NEW YORK, NY -- MARCH 18, 2002 -- Millennium Partners, LP, an investment company with over $3 billion in capital and one of the largest shareholders of meVC Draper Fisher Jurvetson Fund I (NYSE: MVC, "the Fund"), today announced it intends to vote against the two new proposed investment advisory agreements at the Fund's annual meeting on March 27, 2002. Millennium asserts that, if approved, the proposed agreements would disenfranchise the Fund's shareholders.

       Currently, the Fund is required to obtain a majority shareholder vote to renew or extend its investment advisor agreements. Under the proposed new agreements with the Fund's current advisors, only a vote from the Fund's board of directors -- which is composed entirely of principals of the advisors and three "outside" directors selected and compensated by meVC Advisers -- would be needed to renew the term of an existing advisor.

       On February 20, 2002, Millenco L.P., a subsidiary of Millennium Partners, filed a lawsuit on behalf of the Fund against one of the Fund's advisors, meVC Advisers, alleging breach of fiduciary duty under the Investment Company Act of 1940. The suit, which was filed in the U.S. District Court for the District of Delaware, Index no. 02-142, alleges that excessive, unreasonable and unearned fees have been received by meVC Advisers, including the following:

       o Despite the fact that meVC Advisers failed to receive SEC approval to allow the Fund to make follow-on investments with Draper Fisher Jurvetson's other private venture capital funds, one of the Fund's key distinguishing features, no downward adjustment has been made to meVC Advisers' management fees -- a 2.5% advisory fee and 20% incentive fee without a "high water mark."

       o While the stated investment objective of the Fund is long-term capital appreciation from venture capital investments in information technology companies, over 60% of the Fund's assets remained in cash through fiscal 2001. During that time, meVC Advisers, along with sub-advisor Draper Advisors, collected management fees in excess of $7.38 million.

       o meVC Advisers was delinquent in making significant markdowns to the fund's NAV, resulting in inflated advisory fees.

       The suit seeks repayment of excessive advisory fees to the Fund.

       "Touted as the retail investor's ticket into the world of venture capital investing, meVC Draper Fisher Jurvetson Fund I has been plagued by missteps since its inception," said Robert Knapp, Managing Director of Millennium Partners. "After aggressively marketing its access to Draper Fisher Jurvetson's expertise and contacts, the Fund was not permitted by the SEC to make follow-on investments with Draper Fisher Jurvetson's other VC funds, and over 60% of the Fund's assets have been sitting in cash since inception. During that period, the advisors took in excess of $12 million in fees, essentially making shareholders pay them to 'manage' money sitting in money-market assets."

       Knapp continued, "The limited investments the Fund's advisors did make lost 39% of their value as of fiscal 2001 and have lost approximately 54% cumulatively through January 2002. When the value of the Fund's investments plummeted, we allege in our lawsuit that the Fund's advisors were delinquent in recording these severe markdowns to the fund's NAV, resulting in further inflated advisory fees. Despite this woeful record, no downward adjustment to advisory fees has been proposed. It adds insult to injury that meVC Advisers and Draper Advisors are now trying to disenfranchise shareholders so that they can receive their excessive compensation in perpetuity."

       Although Millennium is urging all meVC shareholders to vote against the proposed advisory agreements, Millennium and Millenco will not seek, directly or indirectly, to act as proxy for any meVC shareholder, nor will they furnish forms to other shareholders or request forms from shareholders in connection with exercise of their voting rights.

       Millennium Partners, LP is a $3 billion multi-strategy private investment fund managed out of New York City.

                              MEVCSHAREHOLDERS.COM
              A WEBSITE FOR SHAREHOLDERS OF MVC CAPITAL (NYSE:MVC)
                        SPONSORED BY MILLENNIUM PARTNERS

SHAREHOLDER LETTERS

Court Overturns Election of CEO John Grillos and Other Directors Citing Breach of Fiduciary Duty (PDF)
January 15, 2003

Continued Contempt for Shareholders (PDF)
August 28, 2002

An Urgent Message to meVC Fund Shareholders
March 18, 2002

[Acrobat icon]

The documents listed above must be viewed with Adobe Acrobat Reader - please clic here if you with to install the program.


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

                            MILLENNIUM PARTNERS, L.P.

c/o Millennium Management, LLC
       666 FIFTH AVENUE                                   TELEPHONE 212.841.4100
   NEW YORK, NY  10103-0899                                TELEFAX 212.841.4141


                  AN URGENT MESSAGE TO MEVC FUND SHAREHOLDERS:

                      MILLENNIUM URGES SHAREHOLDERS TO VOTE
                                     AGAINST
                                     -------
          NEW MEVC ADVISER AGREEMENTS AT MARCH 27,2002, ANNUAL MEETING

March 18 ,2002

Dear Fellow Shareholders:

         o Have you read your proxy from the meVC Draper Fisher Jurvestson Fund I (NYSE: MVC, "meVC" or "the Fund")?

         o Are you aware that meVC has been paying the Fund's adviser, meVC Advisers, millions of dollars to hold money market assets?

         o Are you aware that if the new meVC Adviser agreements are approved at the annual meeting on March 27, 2002 that you lose your right to approve the renewal of those agreements in the future?

         o Are you aware that meVC has been prohibited by the SEC from coinvesting with Draper Fisher Jurveston funds ("Draper Funds") in portfolio companies in which Draper Funds are already investors?

         o Are you aware that Millennium has filed a federal lawsuit against meVC Advisers on behalf of all Shareholders charging breach of fiduciary duty for receipt of excessive fees?

Millennium Partners, LP, an investment company with over $3 billion in assets and the beneficial owner of over 700,000 shares in meVC, wants you to know that time is running out, but you can still vote your proxy against the meVC advisory agreements, proposals (2a) and (2b), for the upcoming shareholder meeting on March 27, 2002, In this letter we explain why this urgent matter needs your attention.

Currently, meVC is required to obtain a majority shareholder vote to renew or extend its investment adviser agreements. Under the proposed new agreements with the Fund's current advisers, only a vote from the Fund's board of directors -- which is composed entirely of principals of the advisers and three "outside" directors selected and compensated by meVC Advisers -- would be needed to renew the term of an existing adviser.

   WHY DOES THIS MATTER? BECAUSE THE ADVISERS HAVE BEEN TAKING EXCESSIVE FEES
               AND DO NOT DESERVE TO HAVE THE AGREEMENTS APPROVED

meVC was launched in March of 2000 with net proceeds of $311,645,000. As of October 3 1, 2001, the Fund's fiscal year end, meVC held cash and money market instruments worth $164,123,455. In other words, over 60% of the Fund's assets remained uninvested. Since launch, meVC Advisers has been paid in excess of $7,000,000 in fees on the cash balances alone. If the proposed Advisory agreements are approved, the Advisors can continue to take these excessive fees virtually in perpetuity.

At the Annual Meeting in 2001, Millennium attended and argued that management fees were too high given the significant cash balances held by meVC. Representatives of meVC responded that Millennium "did not understand venture capital investing". We contend that the question at hand was that of money market investing. While most money market funds currently pay less than 1.75% interest, meVC has paid itself 2.5% for the privilege of holding money market assets.

The few investments that meVC has made have performed dreadfully. As of October 31, 2001, the portfilio of investments that had been made at a cost of approximately $150 million were valued at $90.9 million, a return of-39%. As ofJanuary 31, 2002, based on data provided by the Fund, we estimate the portfolio of investments had declined to a value of $68. 1 million, a return of approximately -54%.

Indeed, the value of the portfolio may be even lower. One of the investments, Mediaprise Inc, was made at a cost of $2,000,000 in October 2000 and one year later was carried at a full value in the October 31, 2001 in the Annual Report. In January 2001 the value of the Mediaprise investment was written from $2,000,000 to $0. Of meVC's roughly two dozen investments, three were written to zero by meVC on a single day in January. How many other portfolio companies are really worth nothing?

            TOUTED AS THE RETAIL INVESTOR'S TICKET INTO THE WORLD OF
                           VENTURE CAPITAL INVESTING,

              MEVC HAS BEEN PLAGUED BY MISSTEPS SINCE ITS INCEPTION

The offering documents of meVC state:

          We intend to utilize the investment expertise, contacts, networks, access to deal flow and company monitoring and managerial assistance capabilities of Draper Fisher Jurvetson and its venture capital affiliates. We expect a significant number of our mezzanine, expansion and seed round investments to be referred by Draper Fisher Jurveston and its venture capital affiliates ... OUR ABILITY TO ACHIEVE OUR INVESTMENT OBJECTIVE DEPENDS UPON OUR ABILITY TO UTILIZE THE NATIONAL VENTURE CAPITALPRESENCE OF THE DRAPER FISHER JURVETSON AFFILIATE NETWORK.

However, your meVC proxy notes the SEC has issued an order requiring that meVC "may not co-invest with Draper Funds in portfolio companies in which Draper Funds are already investors." In other words, the keyfeature of meVC as stated in the offering documents -- its ability to source expansion and mezzanine investments from the Draper Fisher Jurvelson network -- has been prohibited by the SEC. The offering documents explain clearly that meVC would emphasize investments in "companies in their second or third round of financing, called an expansion round, and companies in their final round of financing prior to an anticipated merger or public offering, called a mezzanine round." Because Draper Fisher Jurvetson specializes almost exclusively in early stage investing, the inability of meVC to make followon investments with companies in which Draper Fisher Jurvetson has already invested essentially forbids meVC from utilizing the national venture capital presence of the Draper Fisher Jurvetson network. IN SHORT, MEVC HAS FAILED TO ACHIEVE ITS STATED INVESTMENT OBJECTIVES.

                    MEVC IS TAKING ADVANTAGE OF SHAREHOLDERS

On February 20, 2002, Millenco L.P., a subsidiary of Millennium Partners, filed a lawsuit on behalf of the Fund against meVC Advisers, alleging breach of fiduciary duty under the Investment Company Act of 1940. Millennium notes that this lawsuit is targeted against meVC Advisers, not the Fund itself, meaning that meVC Advisers cannot waste shareholder funds in defending themselves. The suit, which wasfiled in the U.S. District Court for the District of Delaware, Index no. 02-142, alleges that excessive, unreasonable and unearned fees have been received by meVC Advisers and seeks repayment of excessive advisory fees to the Fund for the benefit of all Shareholders.

                           WE URGE YOU TO VOTE AGAINST
                        THE NEW MEVC ADVISORY AGREEMENTS

The verdict of the market is clear. meVC shares are currently trading in the range of $9.00. Yet there is $ 10.00 per share in cash and the published NAV is $14.02 per share. The discount between share price and NAV is an astonishing 35.5%. The market assigns no value to the portfolio, and a negative value to the cash holdings. Many shareholders have voted against management by selling. But if shareholders vote with their proxies, shareholders can control meVCs fate.

If the new agreements are not approved, an interim advisory agreement will take effect for up to 150 days. During this interim period, shareholders will have the opportunity to participate on a level playing field in a negotiation over the Fund's Future. Options available would include a liquidation of the Fund, or at least a return to shareholders of its uninvested cash. Alternatively, we can seek a restructuring of the advisory fees and/or replacement of the Advisers.


meVC has taken advantage of shareholders for too long, and it is time to hold the Board and Advisers accountable. We urge you to vote against the new meVC advisory agreements and prevent meVC from disenfranchising shareholders. Do not let the Fund's Advisers continue to reap excessive fees while half the funds assets sit in cash and its investments plummet in value.

On Behalf of Millennium Partners, LP

Robert Knapp
Managing Director

           ANY SHAREHOLDER MAY REVOKE A PREVIOUSLY DELIVERED PROXY BY

       VOTING AGAIN, USING EITHER THE ORIGINAL PROXY CARD, OR BY TELEPHONE

          OR THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE

                              ORIGINAL PROXY CARD.

                              MEVCSHAREHOLDERS.COM
              A WEBSITE FOR SHAREHOLDERS OF MVC CAPITAL (NYSE:MVC)
                        SPONSORED BY MILLENNIUM PARTNERS

MEDIA COVERAGE

The battle for control of the only closed-end venture-capital fund heats up Barron's Online
February 3, 2003

MVC Capital Faces Wrath of Little Guys, Who Fund Courted
The Wall Street Journal
January 31, 2003

Stakes Rise in meVC Battle
The Daily Deal
September 12, 2002

MVC Fund Offers Rare Glimpse at Venture Capital Dirty Laundry
The San Francisco Chronicle
August 2, 2002

Millennium blasts meVC Battle
The Daily Deal
August 1, 2002

Shareholders Defeat meVC's Bid to Alter Management of Fund
The Wall Street Journal
April 9, 2002

Round I:  Millennium Lands a Jab on MeVC
Private Equity Week
April 1, 2002

This Fund's Troubles May Only Grow
Business Week
March 24 2002

MeVC is Sued by Largest Shareholder Over Collection of Management Fees The Wall Street Journal
March 18, 2002


   home | press releases | shareholder letters | media coverage | sec filings
                           | court order | contact us


   This site is managed and maintained by Citigate Sard Verbinnen on behalf of
                           Millennium Partners, L.P.

                                Barron's On-Line

Monday, February 3, 2003

FUND OF INFORMATION

Little Ventured
The battle for control of the only closed-end venture-capital fund heats up

BY ERIC J. SAVITZ

JOHN GRILLOS MIGHT WANT to spruce up his resume. Grillos is the CEO at MVC CAPITAL, a struggling closed-end fund better known by its original name, meVC Draper Fisher Jurvetson Fund I, or simply meVC.

As we noted several months ago in this space ("A Venture Adventure,(4)" Nov. 18, 2002), MVC was created at the height of the Internet boom as a way for small investors to play the scorching hot venture-capital sector. The fund came public in March 2000 at $20, raising $330 million. The plan: invest in young, private tech companies alongside venture fund Draper Fisher Jurvetson.

That happened less than three years ago. Since then, everything's changed. Grillos is gearing up to fight a dissident group that wants to boot him out and bring in new management -- or perhaps liquidate the fund.

The battle will peak at MVC's Feb. 28 annual meeting in Menlo Park, Calif., at which holders will choose an entirely new seven-member board. There are two slates: one proposed by Grillos, the other by the dissidents. And there is reason to think the Grillos slate is in trouble.

For Grillos, the problem is that institutional investors have snared a big stake in MVC's shares, happy to take them from the individuals the fund was created to serve. The headline in a Friday story in the Wall Street Journal characterized this fight as the "Wrath of the Little Guys(5)" disappointed with the fund's performance.

But that's not the story. According to Bloomberg data, institutions now hold close to one-quarter of the funds' shares, and that number seems destined to rise as the vote gets closer. This isn't about the little guy anymore.

Clearly, institutions don't lack for access to the venture market, and they're hardly enamored with Grillos' investment acumen. Rather, they're attracted by the fact that MVC trades at a fat 26% discount to its stated net asset value. (The discount has been as wide as 40%.)

There are additional forces working against Grillos. The fund has been star-crossed from the start, beginning with an SEC ruling which nixed the fund's original plan to co-invest in deals with Draper Fisher. It also had terrible timing. MVC came public in the same month the Nasdaq Composite topped the 5,000 level. We all know what happened then: The IPO market, tech stocks and the venture capital business hit the skids. MVC has made more than two dozen investments since it went public, and has used up nearly two-thirds of its original cash in investments and fees.

So far, none of the companies in which it invested have come public, while at least half a dozen are kaput.

And other than a few recent investments, most have been the subject of sharp write-downs: at its Oct. 31 fiscal year end, MVC put the fair value of its current holdings at just 38% of original cost.

As you'd imagine, all that has been trouble for MVC shares. Now trading at about $8.50, the stock has lost well over half its value since the IPO. As of last week, the fund had $118.1 million in cash and an estimated $70 million worth of venture investments; total assets stand at $188.1 million, which is 43% less than what the fund originally raised.

When we wrote about MVC in November, the fund's market value had sunk below the value of its remaining cash, implying that MVC's investment portfolio was worth less than zero. The stock no longer trades below cash, reflecting the fact that MVC invested another $20 million in December; it's also bought back 203,200 shares, or about $1.6 million. Cash, at $7.25 a share, is about 86% of the share price.

Grillos' chief tormentors have been New York-based Millennium Partners, the largest investor in the fund, a $3 billion hedge fund with a 6.7% stake, and Pittsford, New York-based Karpus Investment Management, with a 3.8% stake. Karpus is the sponsor of a non-binding initiative on the annual meeting ballot that calls for the fund to tender for a quarter of its shares at 95% of net asset value in any year in which the fund trades at an average discount of more than 10%.

Millenium, however, has been the fund's most aggressive, and vocal foe. Its managing director, Robert Knapp, is leading the drive to oust management. In a Jan. 15 letter to shareholders, he alleged that Grillos and the MVC board members "have run our company like their personal candy store." In another letter, dated Jan. 31, Knapp marvels that management has taken out more than $36 million in fees and expenses -- more than 10% of the fund's original grub stake -- since inception. "We cannot imagine why any shareholder would vote in favor of current management," he wrote.

At the February 2002 annual meeting, Millennium led a successful campaign against a proposal to renew the contract of Draper Fisher affiliate meVC Advisers as the fund's adviser. That firm continued to manage the portfolio on an interim basis, but later resigned. Rather than find a new adviser, the board opted to run the portfolio internally. That was a change mostly on paper: The board chose Grillos as portfolio manager, a role he'd already filled as a principal of a fund subadviser called Draper Fisher Jurvetson meVC Management.

That maneuver heightened the bitterness between Grillos and the institutions seeking to cure the discount. In his Jan. 15 letter to holders, Knapp blasted the decision to keep Grillos in charge as "a display of shocking contempt for the binding vote of shareholders."

But Knapp would get his revenge. In April, Millennium's Millenco unit sued the fund in Delaware Chancery Court demanding new elections for directors. The suit alleged MVC's proxy statements in 2000 and 2001 omitted key information: specifically, that two supposedly independent directors, Larry Gerhard and Harold Hughes, Jr., actually had clear ties to Grillos. Both men were officers at eVineyard, an online wine seller for which Grillos served as chairman. Alas, the proxy failed to mention Grillos' role at eVineyard. Millennium won on summary judgment; the judge ordered the fund to hold a new vote.

With that vote a month away, the rhetoric is heating up. Grillos' wants other investors to see Millennium's Knapp as an impatient carpetbagger out to destroy the fund. The dissidents paint Grillos as greedy and incompetent. And they question his ethics.

As it happens, the Delaware judge's ruling on the proxy issue alludes to a proposed transaction -- never completed -- which resulted in an apparent conflict of interest for Grillos and the other MVC directors connected with eVineyard.

According to the court's order, in November 2001, just one day after Grillos resigned as chairman of eVineyard, and while he was still a director and investor in that company, Grillos and Gerhard proposed a complex transaction which would have resulted in MVC owning an equity stake in eVineyard. In a highly complex deal, eVineyard would have acquired some software technology from an MVC portfolio company called Shop-

Eaze, with $1 million in funding to come from MVC.

In an internal e-mail that surfaced as an exhibit in the case, Paul Wozniak, then CFO of the fund and a principal with its subadviser, warned that the deal as planned posed serious conflicts. He saw it as a "rather conflicted transaction," "extremely dicey at best" from a legal point of view, and "a deal that essentially boils down to a straight purchase of eVineyard stock despite the machinations created to make it look otherwise." In the end, the deal died -- as did ShopEaze. Wozniak later resigned.

Both sides have filed preliminary proxies with proposed board slates. The Grillos nominees include, among others, former CBS chief executive Michael Jordan and long-time Silicon Valley public-relations man Fred Hoar. Among the rival group's nominees are Knapp and Terry Feeney, both executives with Millennium Partners, as well as Karpus Management CEO George Karpus.

Ultimately, the strategy directors support is more important than who they are. In an earlier attempt to confront holder concerns, MVC agreed to buy back up to $20 million worth of stock. It also expanded its investment strategy to include lending to venture-backed companies, with the long-term goal of generating enough income to cover the fund's expenses and to pay a dividend.

In an interview last week, Grillos asserted that the fund is now well positioned, that it has the right staff, the right strategy, the right team and the right opportunity to succeed in the venture arena. By contrast, MVC's latest proxy filing describes Millennium as "a short-term profit-seeker in a long-term fund designed for individual investors."

Millennium's proxy shoots back that the contest gives holders a chance to "install management whose only goal will be to create value for all of the Fund's shareholders," vowing to make eliminating the discount a "high priority."

Surprisingly, the latest Millennium filing does not mention liquidation, and instead calls for hiring a new investment advisor, and broadening the strategy to include investments in income-producing securities of mature, non-tech companies.

So far, the dissidents seem to have an edge. The Millennium slate is backed not only by Karpus, but also by DEUTSCHE BANK, which holds a 3.9% stake, and by C.S. McKee, a Pittsburgh-based investment firm with a 3.2% stake, as well as a related firm called Dartmouth Capital Advisers with a 1.1% stake. That's 18.7% of the shares voting to oust Grillos. By contrast, the CEO owns just 36,162 shares, including 23,300 purchased last week. As a whole, the Grillos slate holds 46,062 shares, or about 0.3% of the stock.

"I just don't see why anybody would vote for the incumbent management," shrugs Phil Goldstein, manager of Opportunity Partners, a frequent closed-end fund investor with a "nominal" stake in MVC. "They haven't produced anything other than big losses, except for themselves." Greg Melvin, who controls more than 4.3% of MVC's shares as chief investment officer at both C.S. McKee and Dartmouth Capital Advisers, says he "will vote the obvious way -- which is to throw these guys out." There's some logic in Grillos' view that the fund is too young in MVC terms to judge its performance. Nonetheless, this certainly has been one stinker of an investment so far.

Maybe venture investing really isn't for the masses. If the dissident group can win anywhere close to half of the retail vote, they'll take control. That would likely give a lift to the stock. And leave Grillos in search of work.

MVC CAPITAL FACES WRATH OF LITTLE GUYS, WHO FUND COURTED
By Ann Grimes
Wall Street Journal; January 31, 2002

  A PEOPLE'S REVOLT may not be what the founders of meVC expected three years ago, when the fund was launched as a way to open venture-capital investing to the little guy.

  But that is what appears to be happening.

  When the fund was launched by Silicon Valley venture capitalist Tim Draper in the heyday of the stock-market boom, ordinary investors were shut out of the lucrative initial public offerings that made so much money for a privileged few. Initially known as meVC Draper Fisher Jurvetson Fund 1 Inc. and now called MVC Capital, meVC at first invested in deals spun out of Mr. Draper's high-profile venture shop, Draper Fisher Jurveston. In March 2000, the fund held a public offering of its own.

  Within months, the Securities and Exchange Commission found fault with its business model, which called for the fund to piggyback on Draper Fisher Jurveston's early stage deals with follow-on investments. The fund was forced to set up a new management arrangement, with outside investment advisers who essentially buffered it from Draper Fisher Jurveston.

  As of Oct. 31, fund documents show, MVC had invested $134 million in 26 start-ups that are now valued at $54.2 million. Its stock, which once traded at about $19, closed yesterday at $8.54.

  Unhappy shareholders have moved from grousing about poor performance and management fees to filing lawsuits, the latest example of the woes befalling the venture capital industry following the bloodbath in technology stocks.

Mr. Draper, who couldn't be reached for comment, has distanced himself from the fund. In December, a Delaware judge ruled that the board failed to disclose pertinent information about three members' business relationships and ordered the fund to hold new elections for their seats.

  Now, its largest shareholder has filed a proxy statement outlining their complaints and announcing a seven-member slate of candidates who they hope will oust the current board of directors. MVC matched them with a proxy statement of its own that rebuts the charges and names its own seven-member slate. The showdown is set for Feb. 28 at the annual shareholders meeting in Menlo Park, Calif.

  Leading the charge against MVC is Robert Knapp, the 36-year-old head of an arbitrage team at Millenco L.P., an arm of Millenium Partners LLP, a $3 billion hedge fund with offices in New York and London. Millenco has spent $10.8 million to buy 6.7% of its stock.

  In its proxy statement, Millenco, which is being joined by other dissident shareholders, says MVC's cumulative return on invested capital as of Oct. 31 was minus 70%, including fees and expenses. It says shares are trading at a discount to their net asset value, meaning that shareholders would earn more than the current share price if MVC's holdings -- including about $120 million in cash -- were simply divided up.

  The dissidents want the fund to diversify its portfolio beyond technology investments. They want the fund to invest in mezzanine and other income-producing securities and pay shareholders a dividend.

They are proposing a tender offer under which the fund would buy back 25% of its outstanding shares annually, a move they say would "liberate our company" and get shareholders some of their money back.

  Scott Nasca, director of equity investments for Karpus Investment Management in Pittsford, N.Y., the third-largest shareholder, says his concern is he isn't sure how much his investment is worth. "Based on the net asset value they've published -- $11.84 -- we don't know how they are pricing the securities in the fund. They could be artificially high or low," he says.

"Hopefully, with a new board we'd get a true value of all the investments in the fund."

  MVC Chief Executive John M. Grillos disputes Millenco's assessment of fund performance, which he says is on par with other venture capital funds.

"Anyone looking at a venture capital fund has to understand that returns rarely in the first years are positive," he says. "The fund was not helped by the downdraft in the public and private technology sector valuations and market conditions, which have created broad negative returns in the sector since 2000."

  Mr. Grillos adds that he thinks the sector has hit bottom and now is at a "turning point." The fund held onto its cash, he says, as venture deals slowed with public offerings and merger activity and in the past six months has put $23 million into five more companies.

  Mr. Grillos and other board members also maintain that Millenco is a raider seeking a short-term profit from a long-term fund designed for individual investors. "They claim to be here to help you. In fact, we believe, they want to put their hands in your pockets," he told shareholders in a letter in September. He points out that Millenco has a history of mounting aggressive campaigns "to pressure managers and shareholders to liquidate the funds or drain them of cash."

  Three years ago, Millennium Partners successfully ousted the management of the International Biotechnology Trust, a large investment fund in the United Kingdom. Millenco is getting support in its battle over MVC from Thomas J. Herzfeld, another large shareholder and well-known investor in Miami, and investors at DB Advisors LLC, an arm of Deutsche Bank AG.

  Millenco's challenge gained steam after the Delaware Court ordered the new election. The court found that Mr. Grillos served as chairman of the board and chairman of the compensation committee of an online company called eVineyard at the same time that two "independent" MVC directors were officers in the wine company.

  Mr. Grillos says the fund is going beyond what the judge ordered. MVC's board earlier this month voted to expand its membership to seven from five, and it assembled a slate that includes six new members and Mr. Grillos. MVC says it is good governance; Millenco says management couldn't win with five.

  The MVC board also reduced directors' fees. Before September 2002, independent directors were allotted a monthly retainer of $4,800 and $10,000 for attending each of the board's 12 meetings that year, the proxy statement for the annual meeting shows. The board reduced fees in September 2002, to a monthly $3,500 retainer and $6,000 attendance fee ($3,000 by phone). Two weeks ago, fees were reduced further to a $2,500 retainer and $1,000 meeting fee, whether in person or by phone.

  The fund also has expanded its investment strategy to include venture lending, providing late-stage money to strapped entrepreneurs. Given the current investing climate and the number of troubled companies in Silicon Valley, Mr. Grillos says, there is plenty of pent-up demand. "The venture debt industry had been vacated by a lot of players," he says. The new strategy, he says, will generate income, offset costs and perhaps spawn a dividend. The fund also launched a $20 million stock buyback program.

  Mr. Grillos says he is confident shareholders will support management. He plans to hit the road with board members and visit institutional shareholders. MVC also has hired MacKenzie Partners Inc., and plans to spend about $125,000 to contact shareholders and encourage them to support management. Millenco will spend about the same amount for the services of Innisfree M&A Inc.

The Daily Deal
STAKES RISE IN MEVC BATTLE
by Vyvyan Tenorio
12 September 2002

 A judge's ruling sets the stage for a possible trial brought on by Millennium Partners that would settle the future of the largest publicly traded U.S. venture fund.

A Delaware Court of Chancery judge has inadvertently stoked the fires of an increasingly acrimonious battle over the fate of meVC Draper Fisher Jurvetson with a decision to let a dissident shareholder's complaint ride.

Vice Chancellor Stephen Lamb's decision late Wednesday, Sept. 11, sets the stage for a possible trial brought on by Millennium Partners that could settle the future of the largest publicly traded U.S. venture fund.

The ruling comes amid a public relations battle for shareholder hearts in which meVC is attempting to paint Millennium as a "foreign" vulture fund with ties to a failed attempt to murder former Wall Street corporate raider Ivan Boesky. Millennium, which charges breach of fiduciary duty, characterized meVC's charges as a desperate lashing out.

The ruling is another blow for meVC after losing a proxy contest in March that led to meVC dismissing its fund manager, meVC Advisors Inc. of San Francisco, and ending the affiliation with Redwood City, Calif., venture firm Draper Fisher Jurvetson.

At a time when financial scandals have brought corporate accountability under intense regulatory scrutiny and as meVC's stock steadily declines, meVC is seeing its shareholder support erode, underlining the difficulties of operating as a public entity.

"We take the side of shareholders, and we think Millennium's complaints are valid," said Alex Pulisic, investment analyst for proxy advisory firm Institutional Shareholder Services of Rockville, Md., which is representing a number of shareholders.

George Karpus, president of Karpus Investment Management Inc. of Rochester, N.Y., which has about 3% of meVC shares and apparently is the second-largest shareholder after top owner Millennium, also was sympathetic to shareholder complaints.

"We think that management and board -- if the board is truly independent -- have to be accountable for the misery that the shareholders are going through," Karpus said. "The shareholders are looking at a fund that not only has lost a lot of money but is also trading well below net asset value."

Millennium, which has been gradually buying up meVC shares since fall 2000 and now owns more than 1 million shares, or 6.36% of the company, is seeking to hold elections for three board seats and has said it would like to liquidate at least part of the fund. Such a move could yield about $2 per share profit for Millennium.


meVC Chairman John Grillos, portfolio manager since meVC's 1999 start, is acting fund manager until a permanent manager is appointed by Sept. 30, but shareholders want a say on the matter. On Wednesday, Lamb denied Millennium Partners' interim injunction in favor of expedited elections.

This means Grillos, a candidate for the position, could go on managing. "Who they decide on has to be eventually ratified by shareholders," Karpus said.

Last week, Grillos raised the stakes in a letter to shareholders, depicting the low-profile, Cayman Islands-based hedge fund investor as an "arbitrage firm with a record of raiding closed-end funds in England." He accused Millennium of "raiding" shareholders' interests by buying meVC stock at a price cheaper than its cash value and then attempting to profit from a forced liquidation.

The letter further charged that John Mulheren, a former business partner of Millennium's reclusive manager Israel Englander at now-defunct arbitrage firm Jamie Securities, was charged with orchestrating illegal stock trades for Boesky in the late '80s and that he was arrested allegedly on his way to shoot Boesky.

The charges were sourced from a June 2002 Institutional Investor magazine article, which also said that Mulheren's conviction was later reversed and securities charges were dismissed.

Englander is the managing general partner of Millennium Partners LLC and the sole manager of Millennium Management LLC, the managing entity.

In response, Robert Knapp, managing director of Millennium Partners, said the letter is "filled with innuendo, empty accusations and borderline libel." "The management and board of meVC appear to be in competition with the fund's share price in seeking new lows," he added. meVC stock has lost about 60% since it went public.

Through Knapp, Englander declined to comment. But his $3 billion hedge fund, domiciled in the Cayman Islands with its principal office in New York, is secretive, as hedge funds usually are. According to Institutional Investor, Englander has favored arbitrage strategies, particularly bets in risk arb, mortgage-backed securities and convertibles.

Knapp doesn't dispute his firm's role as an aggressive investor in U.K. trusts, but he declined to elaborate on Millennium's activities or to name its investors. But he said that meVC is putting "a spin" on its track record of taking action against management in undervalued funds.

"There's no secret about what we've done," he said. "We've always been on the side of an organized, methodical changeover, where shareholders are given the option for an exit and an option to continue their investment sometimes with better management in place."

Over the past several years, his firm has bought equity in trusts including International Biotechnology Trust plc, Gartmore Emerging Pacific Investment Trust plc, Scottish Asian Investment Co. Ltd., Montanaro UK Smaller Companies Investment Trust plc and Scudder Latin America Investment Trust plc. Investment trusts, also known as split-level trusts because of the combination of bank borrowings and shareholders' cash in capital structure, are stock-quoted companies somewhat similar to meVC in giving small, retail investors a more diversified exposure.

Industry analysts said these trusts have come under pressure from investors because of poor performance.

"There are players like Millennium coming into the so-called splits market because these trusts have tended to have discounts to net asset value, and they're potentially of good value," said Derek Larcombe, fund manager and director at management services firm Morgan Stanley Quilter of London.

John Newlands, a London funds analyst at Williams de Broe, echoed: "There's a lot of complacency in this sector, so any kind of action is to be welcomed."

In the case of International Biotechnology, Knapp claimed that, in part due to pressure from Millennium, the [Pounds]350 million ($544 million) fund returned [Pounds]122 million in cash to shareholders last year in a bid to satisfy investors concerns over writedowns.

The board also replaced previous manager Rothschild Asset Management Ltd. with Schroder Investment Management Ltd., as part of the reorganization.

Millennium has since gained notoriety for its U.K. maneuvers, the British daily The Guardian once calling it a "predatory investor" and other publication calling it a "vulture fund."

Vulture or not, Knapp said Millennium keeps buying meVC shares with an eye toward profiting once the fund is either turned around or liquidated.

The San Francisco Chronicle
MVC FUND OFFERS RARE GLIMPSE AT VENTURE CAPITAL DIRTY LAUNDRY
Todd Wallack
2 August 2002

 When legendary Silicon Valley venture capitalist Tim Draper launched a publicly traded investment fund two years ago, he promised the MVC fund would bring private equity to the masses.

Now the firm's feud with a disgruntled shareholder is becoming fodder for mass consumption as well, a departure from the normally genteel world of venture capital where well-heeled investors typically keep bickering behind closed doors.

In the latest shot, Millennium Partners of New York asked a Delaware judge to void MVC board elections in March, saying the firm failed to disclose two nominees' ties to the CEO -- raising doubts about whether they can be considered independent.

Specifically, Millennium complained that MVC (also known as MeVC Draper Fisher Jurvetson Fund I) should have disclosed that MVC Chairman and Chief Executive Officer John Grillos served as chairman of EVineyard, a Portland, Ore., e-commerce venture where two of the MVC board nominees also sat on the board. Larry Gerhard served as chief executive and Harold Huges as chief operating officer. MVC said it did not know what connections they now have to EVineyard, which didn't return phone calls.

In addition, Millennium griped that the company did not disclose that MVC CEO Grillos personally invested (through Osprey Ventures) in at least two companies, ShopEaze Systems of Sunnyvale and BlueStar Solutions of Cupertino, which MVC invested in.

In its lawsuit, Millennium asked a judge to order new elections for three of the seats, those held by Gerhard and Hughes and a vacant seat. Millennium, which owns 5 percent of MVC's shares, then hopes to put forward its own slate of nominees. If approved by shareholders, that would give Millennium a majority of the board and control of the company.

"In our estimate, we would resoundly trounce the (company nominees)," said Millennium Managing Director Robert Knapp. "More than that, we want a voice."

But MVC accused Millennium of simply trying to drum up publicity. "The lawsuit has no merit," said spokesman Jim Lucas.

Lucas said the firm didn't disclose the connections to EVineyard or the startups because the investments are relatively tiny. Though he declined to give a dollar amount, he noted that Grillos owns well under the 5 percent benchmark MVC considers significant.

In addition, MVC pointed out that Millennium conceded in a letter that its lawsuit contained at least one error. This isn't the first time Millennium has gone to court.

Earlier this year, Millennium sued MVC's investment advisers, MeVC Advisors of San Francisco, for charging what it called excessive fees. Millennium also sued to force MVC to abide by a shareholder vote canceling a contract extension with MeVC.

In June, both MeVC Advisors and its representative on the board, Peter Freudenthal, resigned.

Like many other tech funds, MVC's shares have fallen sharply in the past two years. MVC closed at $7.62 Thursday, down from an initial offering price of $20. So far, MVC has invested $170 million of the $330 million raised in more than two dozen startups.

Knapp says other shareholders are also disenchanted. "We've received overwhelming expressions of gratitude," he said.

E-mail Todd Wallack at twallack@sfchronicle.com.

The Daily Deal
MILLENNIUM BLASTS MEVC BOARD
by Robert Walzer
1 August 2002

Investors suing the venture firm allege that meVC's directors concealed key conflicts of interest.

Millennium Partners LP, a major investor in meVC Draper Fisher Jurvetson that has sued the venture firm over allegedly excessive fees and attempted to shut it down, has filed an amended complaint in an effort to oust several board members.

Millennium, which has had some success in forcing publicly traded meVC to change its management and fee structure, is taking aim at directors it claims have conflicts of interest not revealed in proxy statements.

In a statement, meVC responded that the amended suit has no merit and that it will fight it in court. "Our highly qualified board of directors is pursuing a disciplined, orderly program to build value for meVC shareholders at a challenging time in the capital markets," it said. "We will not be diverted from our mission."

The case, which began in March, is one of the few public disputes involving a venture capital fund and its investors. In the most recent development, meVC reorganized its management structure in June and accepted the resignation of two top executives of the fund's management firm, meVC Advisers Inc., whose contract won't be renewed when it expires this month.

The amended suit, filed Tuesday, July 30, in the Delaware Court of Chancery, contends that meVC's proxies never disclosed that meVC chairman and CEO John Grillos was also chairman and a shareholder of online wine retailer eVineyard and that two meVC directors, Larry Gerhard, CEO of eVineyard, and Harold Hughes, the wine retailer's president, worked for him there. That suggests the executives are not truly independent directors, the suit charges.

The action also alleges that the proxies fail to reveal Grillos' affiliation with Osprey Ventures LP, an investor in eVineyard and in two of meVC's portfolio companies, ShopEaze Systems and BlueStar Solutions. The suit suggests that Grillos used meVc funds to support his investments made in those companies through Osprey.

"In the VC world, some of these webs of relationships are much more common," said Robert Knapp, managing director of Millennium, a New York-based investment firm.

"But this is another example of how management does not understand the higher disclosure requirements of running a public company."

Millennium is seeking to hold new elections for three of the directors in an effort to obtain representation on meVC's board. Millennium owns about 1 million shares in the firm, or nearly 6% of outstanding shares. Shares closed at $7.65 Wednesday compared with above $15 when Millennium started buying shares in fall 2000. The stock price amounts to less than the more than $8 a share of cash that meVC has on hand.

meVC was launched in 1999 as a way for retail investors to grab a piece of the venture capital pie. It was the brainchild of Draper Fisher Jurvetson founder Timothy Draper and was designed to piggyback on the Redwood City, Calif., firm's early-stage bets as a late-stage investment vehicle.

But the Securities and Exchange Commission hasn't allowed that to happen, and many of its investments have been in the hardest-hit technology sectors.

The Wall Street Journal
-----------------------
SHAREHOLDERS DEFEAT MEVC'S BID TO ALTER MANAGEMENT OF FUND
9 April 2002


SAN FRANCISCO -- MeVC Draper Fisher Jurvetson Fund I, a prominent publicly traded venture-capital fund, said its move to make a structural change in fund management was defeated by shareholders.

That was at least a small victory for dissident shareholder Millennium Partners LP, which opposed the change and has been seeking to have the fund, which last week listed its assets at about $231 million, return some of its cash to investors.

The proposal put forward by meVC in its proxy would have both renewed and altered the fund's agreements with its two advisers. The change would have given the fund's board power to make such changes alone in the future. Now, such changes require board and shareholder approval.

Just before meVC's shareholder meeting on March 27, the New York Stock Exchange ruled that the changes were "nonroutine" and therefore should go to individual shareholders for a vote. For routine changes, brokerage firms and other money managers that hold shares for investors can vote proxies and generally vote in favor of management proposals.

The fund now has 150 days from the shareholder meeting to renew its agreement with advisers. John Grillos, chief executive of the fund, said meVC will speak with shareholders in that period to determine what the majority of shareholders want the relationship between the fund and its advisers to be.

Private Equity Week
ROUND I: MILLENNIUM LANDS A JAB ON MEVC
Charles Fellers
Apr 1, 2002

The dust has settled on round one of New York hedge fund Millennium Partners vs. the management team of Silicon Valley closed-end mutual fund MeVC Draper Fisher Jurvetson Fund I Inc. (MeVC). At the moment, Millennium has a slight advantage.

Claiming dissatisfaction with venture-capital-oriented MeVC's performance and structure, Millennium filed a breach of fiduciary duty suit in February and initiated a proxy fight in anticipation of last Wednesday's annual shareholders' meeting.

After the shareholders' meeting, the judge sounded the bell with both parties still standing. Due to intervention by the New York Stock Exchange (NYSE), MeVC's board did not generate enough votes to pass two proposed advisory agreements that are controversial because they won't allow for shareholder review in the future. Shareholders will vote again on April 25.

Under the NYSE ruling, which came hours before the event, 7.2 million of the
16.5 million shares were changed to non-routine from routine and discarded. The board needs 50% of all shares or 67% of the voted shares to approve the proposals. And qualifying votes must be cast by individual shareholders. That makes them different from the non-routine shares that were cast at brokers' discretion on behalf of individual shareholders.

MeVC's board did not disclose the results of the voting. Theoretically, the board must have collected less than two-thirds (or roughly 6 million) favorable votes needed to pass the proposals under that scenario.

Millennium Partners Managing Director Robert Knapp estimates that 4 million shares were voted against the proposal, but that number could not be confirmed.

"If we're right in our analysis, then they've got a pretty high hurdle," says Knapp. If 4 million shares vote against the proposal at the April 25 meeting, then MeVC's board would need at least 8 million favorable votes to pass its proposals. "This is one step toward victory," he says.

However, sources close to MeVC also claim a slim, undisclosed margin of victory.

MeVC Chairman John Grillos says, "We left the meeting pretty happy, but also committed to speak with our shareholders."

ROUND TWO

MeVC has to either attract the necessary votes or deal with Knapp, their lead antagonist. As reported last week in Private Equity Week (see PEW, 3/25, p. 1), Knapp has said he would favor a complete liquidation of the fund's portfolio, a change in management or a restructuring of the investment agreement.

It's anybody's guess when and if those negotiations will take place.

"My read on it is they're not really going to ask to sit down before the next adjournment," Knapp says.

Even though Grillos says he looks forward to meeting with shareholders, Knapp may not be high on his list.

"This fund was put together with the individual in mind as a core buyer, and he doesn't qualify as a core buyer," Grillos says, adding that 90% of MeVC's shareholders are individuals.

Knapp has been successful in similar conflicts with vehicles in the UK. Alan Ray, a London-based analyst covering UK investment trusts for Credit Lyonnaise, says these conflicts are more common in the more-mature UK market, citing two resolved cases already this year.

"The way they tend to work in 99 times out of 100: It tends to be the knowledge of the threat that [the shareholders] will take the next steps that will get the board to the [negotiating] table," Ray says.

"Certainly, if I was advising a board in the UK and one of the shareholders was unhappy, I would advise the board to talk to them," says Ray, who commented based on his experience with UK investment trusts.

Knapp complains that MeVC's board has ignored him before. But after this latest bout, they aren't likely forget him anytime soon.

Contact Charles Fellers at: Charles.Fellers@tfn.com

BusinessWeek
THIS FUND'S TROUBLES MAY ONLY GROW -
CLOSED-END VENTURE-CAPITAL FUND MEVC ADVISERS' HIGH FEES AND POOR PERFORMANCE HAVE SPARKED A SHAREHOLDER LAWSUIT
March 24, 2002

When meVC Advisers launched the first publicly traded venture-capital fund in March, 2000, the timing seemed impeccable. Investors were crazy for tech stocks, and the idea of getting in early on the next Microsoft was too delicious to resist. The meVC Draper Fisher Jurvetson Fund I () snapped up $312 million in its initial public offering.

Two years later, the results couldn't be much worse. Since its inception, the fund's share price has fallen 55%, to $9. That loss is particularly acute because during the entire time, some 60% of the fund's assets were in cash and money-market funds -- which didn't fall during the tech meltdown. Then there are the high fees that meVC Advisers charges shareholders despite the fund's poor performance -- 2.5% of assets annually plus 20% of any profits in the fund.

Those investments and fees have now sparked a lawsuit from shareholder activist Millennium Partners, a private money manager that owns 4% of meVC's shares. The suit, filed in February, alleges that San Francisco-based meVC Advisers failed to fulfill its "fiduciary duty" as a venture-capital manager by leaving so much money in cash. "The fund still has $160 million invested in cash," says Robert Knapp, Millennium's managing director. "To earn a 2.5% management fee on that cash, when all meVC is doing is investing it in money-market funds, is excessive and absurd," he says.

"WITHOUT MERIT"? Last year, meVC hired Fleet Investment Advisors to run the cash portion of the fund for 0.10% of assets, according to the firm's most recent proxy statement. Yet meVC's Oct. 31, 2001, annual report reveals that it collected its 2.5% fee for that cash. "Thus, meVC Advisers had a gross profit of more than $3.8 million in Fiscal 2001 from uninvested cash balances on fees paid to it by the fund, for which it performed no services or unreasonably minimal services," Knapp's suit alleges.

Alex Zion, an meVC spokesperson, issued a statement saying the firm "believes the case is without merit," but declined to comment further because of the pending litigation.

Because meVC is a publicly traded closed-end fund, its share price isn't tied to the value of its underlying portfolio or its net asset value (NAV). So even though the fund's NAV fell only 30% since inception, to a current value of $14.02 a share, its market share price has fallen even further, to $9, meaning it trades at a 36% discount to NAV. That $9 share price is actually less than the $10-per-share of cash and short-term bonds the fund now has on its books.

HIGHLY ILLIQUID. "It's almost unheard of for a closed-end fund to trade below its cash levels," says Thomas Herzfeld, a closed-end trader who owns shares of meVC, though he isn't involved with the suit. If meVC's discount closed, shares would rise from $9 to $14.02 -- a 55% gain.

Why is the discount so big? Because the tech startups meVC owns are highly illiquid and don't trade on any exchange, their valuation has become a subject of debate. Knapp's suit alleges that meVC Advisers hasn't properly marked down the value of some holdings "in a timely manner," so that it can continue collecting management fees on assets that may have an inflated value.

The fund's latest quarterly report reveals that the Valuation Committee of its board of directors marked down the price of one security, MediaPrise, by 100% on Jan. 31. Three months earlier, meVC Advisers had valued it at its acquisition cost of $2 million. How did a $2 million value drop to zero in such a short period? "That is a very troubling example," says Knapp.

LOOKING FOR A NEW MANAGER? Though the goal of Knapp's suit is to recoup the excess fees, at this point he would also like to have meVC Advisers dismissed as the fund's manager. "There's a lot of ways this fund could be made into a very attractive investment, but not with meVC Advisers at the helm," he charges.

Shareholders are to vote on the renewal of meVC's advisory contract on Mar. 27. If they don't approve it, meVC's contract will expire, and the fund's board will have to find a new manager.

It won't be an easy victory for disgruntled shareholders, however. Five days after Knapp filed his lawsuit, meVC Advisers filed a proxy statement, asking shareholders to amend its investment advisory contract. Under its proposal, shareholders would no longer vote annually to renew the contract. Only the fund's board of directors would vote. Two of the board's five members are employees of meVC, the proxy states.

"UNBELIEVABLE." If meVC loses this fight, the fund's board will have to negotiate with disgruntled shareholders like Knapp and Herzfeld. "It's unbelievable that the board hasn't taken any measures to narrow the discount of this fund," says Herzfeld. "I can think of a dozen different ways of doing that."

His solutions include buying back shares of the fund or distributing the excess cash to shareholders. As the vote rapidly approaches, however, looks like a major battle is about to ensue.

By Lewis Braham in New York
Edited by Douglas Harbrecht

The Wall Street Journal
MEVC IS SUED BY LARGEST SHAREHOLDER OVER COLLECTION OF MANAGEMENT FEES By Lisa Bransten, Staff Reporter of The Wall Street Journal
March 18, 2002

Another battle is breaking out between a high-profile investment firm and the people who invested money in it.

  Millennium Partners LP, the largest shareholder of publicly traded venture fund meVC Draper Fisher Jurvetson Fund I, last month sued one of the advisers and the fund, alleging they are collecting excessive management fees. Millennium today plans to announce that it will mount a proxy fight to block a change in the fund's structure proposed by management.

  The proxy fight and suit -- filed in U.S. District Court in Delaware - are more evidence of investor dissatisfaction with the performance and management of venture investors. It follows a suit by investors in Internet incubator idealab that seeks to liquidate that Pasadena, Calif., firm.

  Peter Freudenthal, a fund board member and chief executive of its parent company, meVC Inc., wouldn't comment in detail. But he said the suit is without merit and the fund plans to fight it in court.

  MeVC was formed to help individuals participate in venture-capital investing. It was launched by Tim Draper, founder of venture-capital firm Draper Fisher Jurvetson, whose past investments include Kana Software Inc. and e-mail firm Hotmail Inc., which was sold to Microsoft Corp.

  Even in the battered world of venture investing, meVC's performance stands out. From its founding in May 2000 until Oct. 31 2001, the value of its venture investments declined 39%. That would place its performance in the bottom quartile of funds tracked by research firm Venture Economics, which reports a 13% average decline for funds launched in 2000 during the 12-month period ending Sept. 30.

  As of October, meVC had put $148.9 million into 22 companies, and those investments were valued at $90.9 million.

  On Friday, shares in meVC traded at $8.90, off 15 cents, in 4 p.m. New York Stock Exchange composite trading. That is less than the $9.64 a share of cash and short-term investment's on the firm's balance sheet.

  The suit's main charge is that the fund paid advisers meVC Advisers Inc. a 2.5% management fee -- or $7.4 million -- last year, even though the majority of the fund's assets were in cash or short-term securities. Millennium argues that such assets aren't hard to manage and shouldn't entail premium fees, unlike overseeing investments in private companies.

  Millennium plans to ask other shareholders not to approve a move by meVC to allow the board alone to make some changes in who makes investment decisions about the fund. Currently, such a change requires a vote of the board and shareholders.

  Robert Knapp, a managing director at Millennium, said the suit and the proxy fight are designed to help push for either a change in management or for the distribution of cash back to shareholders.

  Barry Hutchison, a spokesman for Mr. Draper, said: "We still have full faith that this fund provides another asset class for investors to get involved in venture capital."

                              MEVCSHAREHOLDERS.COM
              A WEBSITE FOR SHAREHOLDERS OF MVC CAPITAL (NYSE:MVC)
                        SPONSORED BY MILLENNIUM PARTNERS

SEC FILINGS

                                                                  Format               Form Type      Filing Date      Size
Definitive proxy statement, contested solicitations               html        text     14A            01/31/03         14KB
Preliminary proxy statement, contested solicitations              html        text     14A            01/16/03         14KB
General statement of acquisition of beneficial ownership          html        text     13D/A          01/16/03         19KB
General statement of acquisition of beneficial ownership          html        text     13D/A          08/28/02         26KB
Additional definitive proxy soliciting                            html        text     14A            08/28/02         15KB
materials filed by non-management and Rule 14(a)(12) material

                              MEVCSHAREHOLDERS.COM
              A WEBSITE FOR SHAREHOLDERS OF MVC CAPITAL (NYSE:MVC)
                        SPONSORED BY MILLENNIUM PARTNERS

COURT ORDER

Delaware Chancery Court Order for MVC to Hold New Director Elections December 19, 2002





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                            Millennium Partners, L.P.

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

MILLENCO L.P.,                                   )
                                                 )
                        Plaintiff,               )
                                                 )
             V.                                  )                C.A. No. 19523
                                                 )
meVC DRAPER FISHER JURVETSON                     )
FUND, I, INC., JOHN M. GRILLOS                   )
LARRY J. GERHARD, HAROLD E.                      )
HUGHES, JR., and CHAUNCEY F.                     )
LUFKIN,                                          )
                                                 )
                                    Defendants.  )


                          MEMORANDUM OPINION AND ORDER

                           Submitted: December 2 2002
                           Decided: December 19, 2002

Joseph A. Rosenthal, Esquire, Carmella P. Keener, Esquire, ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A., Wilmington, Delaware, and Richard W. Cohen, Esquire, David C. Harrison,, Esquire, Michelle Rego, Esquire, LOWEY DANNENBERG BEMPORAD & SELINGER, P.C., White Plains, New York, Attorneys for Plaintiff

Martin P. Tully, Esquire, David J. Teklits, Esquire, Thomas W. Briggs, Jr., Esquire, MORRIS, NICHOLS, ARSHT & TUNNELL, Wilmington, Delaware, and Jonathan L. Greenblatt, Esquire, Neil H. Koslowe, Esquire, SHERMAN & STERLING, Washington, D.C., Attorneys for Defendants

LAMB, Vice Chancellor.

                                       I.

       The plaintiff in this action is Millenco L.P., a privately owned company engaged in the business of investing for profit. Millenco is the largest stockholder of the defendant meVC Draper Fisher Jurvetson Fund I, Inc. (the "Fund"), owning over 6.3% of the Fund shares, purchased on the open market for a total purchase price of more than $10 million. Millenco has owned those shares continuously since before the record date of the Fund's 2001 Annual Meeting of Stockholders ("2001 Annual Meeting").

       The Fund is a Delaware corporation organized as a closed-end mutual fund that has elected to be treated as a business development company under Section 54 the Investment Company Act of 1940, 15 U.S. C. ss. 80a, et seq. (the "1940 Act"). The Fund's stated investment objective is long-term capital appreciation from venture capital investments in information technology companies. In March 2000, the Fund conducted an initial public offering of its stock at $20 per share, realizing $311,650,000 of net proceeds. As of August 30, 2001, the closing price of the Fund's stock on the New York Stock Exchange had declined to $7.85 per share and the Fund's net asset value had declined to $12.35 per share.

       The other defendants in this action are Larry J. Gerhard, Harold E. Hughes, Jr., Chauncey F. Lufkin and John Grillos, who are the current members of the Fund's board of directors. Before the IPO, the founders of the Fund appointed a five-member board of directors, consisting of the four individual defendants and Peter S. Freudenthal. Two of the five directors were representatives of the two Fund advisers: Freudenthal was a principal of MeVC Advisers, Inc. ("VC Advisers") and defendant Grillos is, a principal of Draper Fisher Jurvetson MeVC Management Co., LLC ("Draper Advisers"). Freudenthal was the Fund's President until he resigned in June 2002. Grillos has, at all times relevant to the complaint, been the Fund's CEO. Section 56(a) of the 1940 Act requires that a majority of the Fund's directors be independent. Gerhard, Hughes, and Lufkin were appointed to serve as the Fund's independent, disinterested directors. These three disinterested directors also comprised the Fund's three-member Audit Committee.

       The directors' terms of office were staggered, with Freudenthal and Grillos designated to stand for reelection to three-year terms in 2001, Gerhard in 2002, and Hughes and Lufkin in 2003. Freudenthal and Grillos were reelected at the Fund's 2001 Annual Meeting. Gerhard was reelected in 2002.

                                       II.

       This action was begun on April 3, 2002. In the second amended complaint, Millenco seeks, among other things, to invalidate the elections of directors at the 2001 and 2002 Annual Meetings on grounds that the proxy solicitations conducted in connection therewith were materially false and misleading. At the heart of this claim lies the Fund's failure to disclose: the existence of certain: relationships between and among Grillos, an inside director, and Gerhard and Hughes, two nominally independent directors. These relationships arise out of the involvement of all three (i.e., Grillos, Gerhard and Hughes) in an enterprise known as eVineyard, Inc. Millenco contends that full and accurate disclosure of the nature of those relationships was necessary for Fund stockholders to make an informed judgment about the "independence" of both Gerhard and Hughes.

A. Grillos's Involvement in eVineyard
   ----------------------------------

       The business relationship of Grillos and Gerhard goes back for some years to a time when Grillos hired Gerhard as CEO of a company known as Test Systems Strategy, Inc. In 1999, Gerhard solicited Grillos to be an initial investor in eVineyard. Eventually, Grillos invested $256,000 personally, another $1,474,000 through iTech which Grillos managed as a principal, as well as additional sums as a limited partner in Osprey Ventures which invested approximately $1,500,000 in eVineyard.

       In May 1999, Grillos was named to the eVineyard board of directors and also appointed as both Chairman of the Board and Chairman of the Compensation Committee. Pursuant to the eVineyard by-laws, the Chairman of the Board is an executive officer of the corporation. Moreover, Section 3.4 of those by-laws provides that "if the chief executive officer [i.e. Gerhard] is not also the chairman of the board, then the chief executive officer [Gerhard] shall report to the chairman of the board [i.e. Grillos]." Grillos continued to serve in these roles through November 6, 2001, when he resigned as Chairman of the Board, January 28, 2002, when he resigned as a director and as Chairman of the Compensation Committee, but retained board visitation rights. While he was Chairman of the Board and Chairman of the Compensation Committee, eVineyard entered into a revised employment agreement with Gerhard. Grillos testified that he "took the lead" in terms of negotiating this contract with Gerhard.

       Gerhard is a director of eVineyard and served as its CEO at all relevant times. Hughes is also a director of eVineyard and, for a time in 2001, served as COO/President. They are both substantial eVineyard stockholders.

B. Grillos and Gerhard Propose a Fund Investment in eVineyard
   ----------------------------------------------------------

       On November 7, 2001, the day after Grillos's resignation as Chairman of eVineyard, Grillos and Gerhard, proposed a transaction that Paul Wozniak, a principal of MeVC Advisers and CFO of the Fund, described as one in which "the [F]und would wind up owning eVineyard stock in a deal that essentially boils down to a straight purchase of eVineyard stock (for $1 million] despite the machinations created to make it look otherwise. "(1)Wozniak also noted: "Even if this transaction proves technically legal (which is questionable at this juncture), the appearance of conflict is so great that we at meVC advisors do not wish for this deal to move forward.(2)

C. 2001 Proxy and Election
   -----------------------

       In 2001, Grillos and Freudenthal were up for reelection to the Board at the annual shareholders meeting. On March 1, 2001, the Fund filed a proxy statement with the SEC that included the Board's, recommendation for the reelection of these two directors. The proxy statement disclosed Grillos's and Freudenthal's status: as "interested persons" of the Fund due to their affiliation with the Fund's investment advisers. It also disclosed that Gerhard, Hughes and Lufkin were the Fund's "disinterested" directors. Grillos's biography included a description of his positions with the Fund and its sub-adviser and certain other positions he had held or was holding at the time. It did not disclose his positions with or investment in eVineyard or his relationships with Gerhard and Hughes. Grillos and Freudenthal ran unopposed and on April 21, 2001 were reelected to three-year terms.

D. 2002 Proxy and Election
   -----------------------

       On February 25, 2002, the Fund filed with the SEC the proxy statement for the 2002 annual shareholders meeting. The proxy included two Board-recommended proposals for shareholder approval: (i) new advisory agreements with the Fund's investment adviser and sub-adviser,(3) and (ii) Gerhard's reelection to the Board. The, proxy statement disclosed that Gerhard. was not an "interested" person of the Fund. His biography included his position as Chairman of the Board of eVineyard (having succeeded Grillos), as well as his prior positions as
President: and CEO of that company. It did not, however, disclose Grillos's relationship to eVineyard. Gerhard ran unopposed and was reelected.

       Millenco opposed the ratification of the new advisory agreements and successfully conducted a campaign to defeat them.

                                      III.

       The parties have cross-moved for summary judgment on Millenco's claim seeking to invalidate the 2001 and 2002 elections of directors on grounds of


-------------------
(1)    Keener Aff. Ex. 22.
(2)    Id.
(3) After the Fund's inception, meVC Advisers became the investment adviser to the Fund. Freudenthal was president, CEO and chairman of the board of directors of meVC Advisers. Additionally, Draper Advisers became the sub-adviser to the Fund. Grillos is the managing member and a 35% shareholder in Draper Advisers.

breach of the directors' duty of disclosure.(4) Pursuant to Court of Chancery Rule 56, summary judgment should be granted where there are no genuine issues of material fact and the moving party is entitled to judgment as a matter of law.(5) In deciding a motion for summary judgment, the facts must be viewed in the light most favorable to the non-moving party, and the moving party has the burden of demonstrating that no material question of fact exists.(6) "When a moving party has properly supported its motion, however, the non-moving party must submit admissible evidence sufficient to generate a factuat issue for trial or suffer an adverse judgment.(7) Although the parties have crossed-moved for summary judgment, that fact "does not act per se as a concession that there is an absence of a factual issue."(8) Here, there are no material issues of fact in dispute and the cross-motions present purely questions of law.

       It is undisputed that no information relating to Grillos's association with eVineyard, Gerhard, and Hughes was ever disclosed to the Fund's shareholders. Instead, the Fund's proxy statements have both disclosed that Gerhard, Hughes and Lufkin are "Independent Directors" who are not: "interested persons" within the meaning of the 1940 Act. While the 2002 proxy statement discloses that Gerhard and Hughes are both affiliated with eVineyard, it does not disclose Grillos's past or current relationships with that company.

       Millenco makes a plain and powerful argument that the omitted information about the Grillos/eVineyard connection was material. First under Delaware law, the fiduciary duties of directors require that they disclose fully and with complete candor all material facts when they solicit proxies from stockholders.(9) Second, that duty is "best discharged through a broad rather than a restrictive approach to disclosure,"(10) and mere technical compliance with a statutory mandate or relevant regulations does not create a safe harbor from liability for deceptive disclosures or material omissions.(11) Third, "[a]n omitted fact is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding how to vote."(12) Finally, where, as here, the omitted information goes to the independence or disinterest of directors who are identified as the company's "independent" or "not interested" directors, the relevant inquiry is not whether an.actual conflict of interest exists, but rather whether full disclosure of potential conflicts of interest has been made."(13) Applied to the facts presented, Millenco argues that the failure of either proxy statement to disclose or describe Grillos's


-------------------
(4) The defendants have also moved with respect to two other aspects of the complaint. Millenco's only response to this portion of the defendants' brief is to state as follows: "Quite simply, neither of these claims is at issue in this case."

(5)    See Williains v. Geier, 671 A.2d 1368, 1375 (I)el. 1996).

(6) See Tanzer v..Int'l General Indus., Inc., 402 A.2d 382, 385 (Del. 1979) (citing Judah V. Delaware Trust Co. . 378 A.2d, 624, 632 (Del. 1977)).

(7)    Id.; Ch. Ct. R. 56(e).

(8)    United Vanguard Fund, Inc. v. Takecare, Inc., 693 A.2d 1076, 1079 (Del.
       1997).

(9)    Arnold v. Society for Savings Bancorp, Inc., 650 A.2d 1270, 1277 (Del.
       1994).

(10)   Zirn v. VLI Corp., 621 A.2d, 773, 779 (Del. 1993)

(11)   Lynch v. Vickers Energy Corp., 383 A.2d 278, 281 (Del. 1978).

(12)   Rosenblatv. Getty Oil Co., 493 A.2d 929 944 (Del. 1985).

(13)   Wilson v. Great American industries, Inc., 855 F.2d 987, 994 (2d Cir.
       1988).

relationship to eVineyard renders the proxy statements materially misleading and incomplete. A fund stockholder, Millenco suggests, would certainly have regarded the omitted information material in deciding how to vote on the election of directors in both 2001 and 2002.

       The defendants make two arguments to avoid the result urged by Millenco. First, they argue that because the directors do not meet the definition of interestedness under the 1940 Act, the omitted information is immaterial as a matter of law. Second, the defendants argue that disclosure of the omitted information was not required because, when viewed in the context of the totality of information regarding Grillos's relationship to eVineyard, the omitted information does not bear materially on Gerhard's and Hughes's independence These arguments are untenable.

       With respect to the first argument, the defendants' obligation to disclose information that materially bears on Gerhard's and Hughes's qualifications to serve as disinterested directors of the Fund does not turn on some legal conclusion about their status under SEC rules and regulations. SEC publications in the area reinforce this point. On October 19, 1999, the SEC in a release titled "Interpretive Matters Concerning Independent Directors of Investment Companies"(14) stressed the importance of the independent directors' role as "watchdogs" in investment companies. It concluded by issuing interpretive guidance concerning the situations under which a director would be deemed "interested" and therefore "not independent," as follows (bracketed material added):

       The staff believes that a fund director [i.e., Gerhard] who serves as a chief executive officer of any company [eVineyard] for which the chief executive officer of the fund's advisor [Grillos] serves as a director also may be treated as "interested." The relationship between the fund director and the adviser's chief executive officer may tend to impair the director's independence because the adviser's chief executive officer has the power to vote on matters that affect the director's compensation and status as chief executive officer of the company. In this instance, the funddirector may act with respect to fund matters in a manner to preserve his or her relationship with the company and with the adviser's chief executive officer, rather than in the interest of the fund's shareholders.

       The need to disclose relationships of this kind was reiterated by the SEC when it promulgated a new Item 22 to Schedule 14A to provide for a minimum threshold of disclosure obligations in proxy materials relating to.the election of fund directors:

       (b) Election of Directors. If action is to be taken with respect to the election of directors of a Fund, furnish the following information in the proxy statement ...

       (10) If an Officer of an investment advisor [Grillos] ... of the Fund, serves, or as served since the beginning of the last two completed fiscal years of the Fund, on the board of directors of a company where a director of the Fund or nominee for election as director who is not or would not be an "interested person" of the Fund within the meaning of section 2(a)(19) of the Investment Company Act of 1940 ... is, or was since the beginning of the last two completed fiscal years of the Fund, an officer [Gerhard and Hughes], identify:

       (i)   The company;


-------------------
(14)   Release No. IC-24083, 1999 SEC No-Act. LEXIS 844.

       (ii) The individual who serves or has served as director of the company and the period of service as director;

       (iii) The investment advisor ... where the individual...holds or held office and the office held; and

       (iv) The director of the Fund, nominee for election as director...who is or was an officer of the company; the office held;.and the period of holding the office."(15)

       These amendments were effective as of January 31, 2002.(16) Thus, when the 2002 proxy statement was issued, disclosure of these relationships appeared necessary as a matter of federal securities law.

       Even if the relationships of the defendants did not fit perfectly within the ambit of Section 14A requirements, nondisclosure of the relationships is not excused under federal law. The SEC emphasized as much when it noted that the disclosure requirements of Schedule 14A were minimum requirements and not safe harbor determinations of materiality:

       [W]e wish to emphasize that a fund's independent directors can vigilantly represent the interests of shareholders only when they are truly independent of those who operate and manage the fund. To that end, we encourage funds to examine any circumstances that could potentially impair the independence of independent directors, whether or not they fall within the scope of our disclosure requirements.(17)

       Defendants further attempt to argue disclosure is not required under the 1940 Act because the SEC has not exercised its administrative powers under
Section 2(a)(19) of the Act to declare either Gerhard or Hughes to be interested persons. But, the SEC had no way of knowing about Grillos's involvement with eVineyard and its possible effect on the independence of Gerhard and Hughes because the defendants never publicly disclosed any of this information. Thus, the absence of action by the SEC is both understandable and irrelevant. The SEC realized that such a problem might arise.under its disclosure regime and, in its commentary to the amendments to Item 22, stated the following:

       "Our amendments regarding circumstances that may raise conflict of interest concerns for directors benefit investors by enabling investors to decide for themselves whether an independent director would be an effective advocate for shareholders. Disclosure of this type of information also results in its public dissemination, bringing these circumstances to the attention of the fund shareholders, and encouraging the selection of independent directors who are independent in the spirit of the Act. Finally, this information assists the Commission in determining whether to exercise its authority under section 2(a)(19) of the Act to find that a person is an interested person of a fund by reason of having had, at any time since the beginning of the last two completed years of the fund, a material business or professional relationship with the fund and certain persons related to the fund."(18)

-------------------
(15)   17 C.F.R. ss.240.14a-101(b)(10).

(16)   See 66 F.R. 3734, *3745.

(17)   66 F.R. 3734, at *3743.

(18)   Id. at *3748.

       Finally, it must be said that a discussion of whether the supposedly independent directors were in fact independent under the 1940Act is only of passing significance to the court's analysis. The real issue, is whether omission of the information in question violated the defendants' disclosure duties under Delaware law. In that sense, disclosure is necessary if a stockholder would have considered the information important in deciding how to vote.(19) As the foregoing discussion illustrates, the omitted information would almost certainly be considered important in the context of an election of directors, especially in the context of it registered investment company.

       Given the chance, the Fund's stockholders could have reasonably inferred, either from Grillos's de jure powers at eVineyard or from his de facto exercise of such powers, that his roles at eVineyard gave Grillos actual or potential influence over Gerhard and/or Hughes, which influence could be viewed as affecting their judgment as independent directors of the Fund. Further, the defendants' frequent references to Gerhard and Hughes as "independent" or "'disinterested" directors of the Fund strongly implies that they were free to act with complete and undivided loyalty to the Fund. The Fund's stockholders were entitled to know the omitted information in order to judge for themselves Gerhard's and Hughes's independence and disinterestedness.

       The defendants' second argument is that, even if the omitted information tended to show a lack of director independence, a complete understanding of Grillos's relationship with eVineyard shows that the undisclosed relationships could not have interfered with or diminished Gerhard's and Hughes's ability to act independently. This argument misconstrues the legal test to be applied. "Materiality is to be assessed from the viewpoint of the 'reasonable' stockholder, not from a director's subjective perspective."(20) In other words, it does not matter whether Gerhard and Hughes each strongly held his ability to act independently of Grillos or whether the other defendants shared this view. What matters is how a reasonable stockholder would have regarded disclosure of the facts relating to Grillos's relationships to eVineyard, Gerhard and Hughes. Millenco correctly argues that the facts surrounding these relationships, bore on the directors' independence and, because there is a substantial likelihood a reasonable investor would have wanted to know about these facts in deciding how to vote on the elections of each of Grillos, Freudenthal, and Gerhard, needed to be disclosed in the 2001 and 2002 proxy materials.

       The defendants' efforts to explain away the omitted information by pointing to additional information that softens or mitigates the impact of the omission merely reinforces the conclusion that the Fund stockholders should have been given the chance to decide for themselves how things looked. The possibility that, with the benefit of complete disclosure, the stockholders would have allowed these men to run unopposed for election can hardly justify the omission of any information at all.

       In the end, the defendants cannot escape the conclusion that they should have presented their explanations about the various relationship s in the proxy statements in which they solicited votes for the election of directors at the 2001 and 2002 Annual Meetings. They were free to explain why they believed that the eVineyard relationships did not have the potential to impair the independence of either Gerhard or Hughes as directors of the Fund. Had they done so, the stockholders would have been able to


-------------------
(19)   Rosenblatt, 493 A.2d at 944.

(20)   Arnold, 650 A.2d at 1:277.

decide for themselves what significance to attribute to such facts and the accompanying explanations."(21) What defendants were not free to do was to take the position that the stockholders had no right to know this information because they, the defendants, had determined it was not important.(22)

                                       IV.

       In view of the court's conclusion that the election of directors at both the 2001 and 2002 Annual Meetings was procured by the use of materially false and misleading proxy materials, the appropriate remedy is to order new elections to fill the three director seats that were up for election at those meetings.(23) The record reflects that, if Millenco had been furnished with the omitted information in 2001 or 2002, it would have acted to oppose the elections. The courts of this state "have long held thatinequitable conduct by directors thatinterferes with a fair voting process may be set aside in equity."(24) Moreover, the "right of shareholders to participate in the voting process includes the right to nominate an opposing slate.(25)

       The only remaining issue is whether to order a new election in advance of the 2003 annual meeting of stockholders. The answer to that question will turn on when that meeting is or will be scheduled to be held. If the court receives assurances that such a meeting will be held within 60 days of the date of this opinion, the court will be inclined to the view that only a single meeting needs to be conducted. If not, the court will order the convening of a special meeting no later than February 15, 2003 for the purpose of electing 3 directors.

                                       V.

       For the foregoing reasons, Millenco's motion for summary judgment is GRANTED, and the defendants' cross-motion for summary judgment is DENIED. Counsel for Millenco shall submit an order in conformity with this opinion no later than December 30, 2002, on notice.

                                                  s/ Stephen P. Lamb
                                                  Vice Chancellor


-------------------
(21) Zirn, 621 A.2d at 779 (materiality standard "does not contemplate the subjective views of the directors, nor does it require that the information be of such import that its revelation would cause an investor to change his vote").

(22) In addition, the court notes that the defendants never discussed or considered whether disclosure of the omitted information was necessary. Surprisingly, the record shows that neither the Fund nor its counsel even distributed the normal questionnaires to officers and directors in order to ascertain the extent of each respondent's relationships with other directors, the Fund, its advisers or their affiliates.

(23) Bertoglio v. Texas International Co., 488 F. Supp. 630 (D. Del,, 1980); Goldstein v. Lincoln Nat'l Convertible Securities Fund, Inc., 140 F. Supp. 424, 446 (P31.D. Pa. 2001).

(24)   Linton v. Everett, 1997 WL 441189 at *9 (Del. Ch. July 31, 1997).

(25) Id. (also noting that " [t]o set aside the election results on the basis of inequitable manipulation of the corporate machinery, it is not required that scienter, i.e., actual subjective intent to impede the voting process be shown").

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